Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

between

CYBEX INTERNATIONAL, INC., as Borrower

and

GMAC COMMERCIAL FINANCE LLC, as Lender

Dated as of February 1, 2005

THIS AMENDED AND RESTATED CREDIT AGREEMENT is made as of February 1, 2005, by and between CYBEX INTERNATIONAL, INC., a New York corporation (the “Borrower”), having its chief executive office at 10 Trotter Drive, Medway, Massachusetts 11779 and GMAC COMMERCIAL FINANCE LLC (the “Lender”), having an office at 210 Interstate North Parkway, Suite 315, Atlanta, Georgia 30339.

SECTION I

DEFINITIONS

1.1 Definitions. All capitalized terms used in this Agreement shall have the meanings assigned to them below:

Acquisition. Any transaction pursuant to which the Borrower or any of its Subsidiaries (a) acquires any equity securities (or warrants, options or other rights to acquire such securities) of any Entity other than the Borrower or any Entity which is not then a Subsidiary of the Borrower, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes any Entity a Subsidiary of the Borrower, or causes any such Entity to be merged into the Borrower or any of its Subsidiaries, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Entity’s then outstanding securities, in exchange for such securities, cash or securities of the Borrower or any of its Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any Entity.

Affiliate. With respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Agreement. This Agreement, as the same may be supplemented or amended from time to time.

Beneficial Ownership. Beneficial ownership as determined in accordance with Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, as in effect on the date hereof.

Borrower. See Preamble.

Business Day. As defined in each Note.

Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

Capital Expenditures. For any period the aggregate of all expenditures of the Borrower during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheet of the Borrower.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in an Entity (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Change of Control. The occurrence of any of the following:

(a) any Person or two or more Persons acting in concert shall have acquired Beneficial Ownership, directly or indirectly, through a purchase, merger or other transaction or series of transactions or otherwise, of a number of shares of (i) common stock of the Borrower or (ii) Voting Stock of the Borrower, which in either case exceeds the number of such shares then beneficially owned by UM Holdings, Ltd. and its Affiliates; or

(b) during any period of twelve (12) consecutive calendar months, individuals who were either (i) directors of the Borrower on the first day of such period, or (ii) appointed or nominated for election to the board of directors by a majority of the individuals who were members of the board of directors on the first day of such period, shall cease to constitute a majority of the board of directors.

Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

Collateral. All property, real or personal, in which Lender is granted a lien, or security interest, or in which title or security title is granted to or for the benefit of the Lender as security for the Obligations pursuant to the Security Documents.

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Controlled Group. All trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

Credit Line Advance. See Section 2.2.

Credit Line Advance Account. A deposit account designated by the Borrower by written notice to the Lender and approved by Lender.

Credit Line Advance Rate. (a) With respect to any Credit Line Advance that shall constitute purchase money financing with respect to a new Credit Line Asset, 80%, and (b) with respect to any other Credit Line Asset, 100%.

Credit Line Advance Request Deadline. See Section 2.2.

Credit Line Asset. Equipment and/or machinery acquired or to be acquired by Borrower with the proceeds of a Credit Line Advance.

Credit Line Asset Purchase Price. With respect to any Credit Line Asset, the lesser of (i) the actual price paid or to be paid by the Borrower with respect to acquiring such Credit Line Asset and (ii) Lender’s determination of value (made in its sole discretion) of such Credit Line Asset based solely upon Lender’s review of such Credit Line Asset.

Credit Line Availability. The willingness of the Lender from time to time to make Credit Line Advances to the Borrower, in Lender’s sole and absolute discretion pursuant to this Agreement with the aggregate Credit Line Principal Amount of such Credit Line Advances never exceeding the Credit Line Maximum Availability.

Credit Line Availability Period. The period from and including the date hereof through and including September 30, 2005.

Credit Line Maximum Availability. $3,000,000.00.

Credit Line Note. That certain Promissory Note of the Borrower to the Lender dated the date hereof in the original principal amount of $3,000,000.00, a copy of which is attached hereto as Exhibit A-2, together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof.

Credit Line Principal Amount. The outstanding principal balance of the Credit Line Note as of the date of determination.

Default. An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

EBITDA. In any period, all earnings of the Borrower for said period before all interest and tax obligations of the Borrower for said period and all depreciation and amortization expense for said period, determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Borrower, but excluding the effect of extraordinary or non-reoccurring gains or losses for such period.

Encumbrances. See Section 6.1.

Entity. Any corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Equipment. All present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

Event of Default. Any event described in Section 7.1.

Financial Covenants. The covenants set forth in Sections 5.9, and 5.10 herein.

Fixed Charge Coverage Ratio. For any Reference Period, the ratio of the following for the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP: (a) EBITDA less non-financed Capital Expenditure for such period, less, without duplication, losses incurred in respect of Support Obligations during such period, to (b) Fixed Charges for such period.

Fixed Charges. For any applicable twelve-month period of computation, the sum of (a) interest expense paid or accrued in respect of any Indebtedness during such period, without duplication, plus (b) taxes to the extent paid during or with respect to such period plus (c) regularly scheduled payments of principal paid on Indebtedness (excluding the Revolving Facility) during such period.

Funded Debt. As of any date, the Indebtedness of the Borrower and its Subsidiaries for money borrowed from financial institutions.

GAAP. Those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, as in effect on the date hereof.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Government Lists. (i) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America.

Guarantees. As applied to the Borrower and its Subsidiaries, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of the Borrower and its Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other person or entity.

Indebtedness. As applied to the Borrower and its Subsidiaries, (i) all obligations for borrowed money or other extensions of credit whether or not secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Borrower and its Subsidiaries and all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Borrower or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under Capitalized Leases that is required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries, (v) all Guarantees, and (vi) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by the Borrower or any of its Subsidiaries.

Lender. See Preamble.

Leverage Ratio. For any Reference Period, the ratio of Funded Debt to EBITDA.

Loan Documents. This Agreement, each Note, the Security Documents, and each other document executed and delivered by Borrower to Lender in connection with the Loans.

Loans. Each of the loans described in Section 2.1 and Section 2.2.

Note. Collectively, the Term Note and the Credit Line Note.

Obligations. Any and all obligations of the Borrower to the Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

OFAC. The United States Office of Foreign Assets Control.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

Patriot Act Offense. Any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money

Laundering Control Act of 1986, as amended, or (e) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Permitted Exceptions. (a) the liens existing on the date hereof set forth on Exhibit G hereof; (b) Purchase Money Liens; (c) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Borrower in accordance with GAAP; (d) deposits made (and the liens thereon) in the ordinary course of business of the Borrower (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Property (as such term is defined in the Security Instrument), if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by the Borrower in its business of the Property so encumbered and (B) in the reasonable business judgment of Lender, do not materially and adversely affect the value of such Property; and (f) liens granted to Lender by the Borrower; (g) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Borrower by appropriate proceedings, and which liens are not (x) filed on any public records, (y) senior to the liens of Lender, or (z) for Taxes due the United States of America or any state thereof having similar priority statutes; (h) liens and encumbrances and other title exceptions noted on the title insurance policies for the Property delivered to and accepted by Lender on the date hereof; and (i) liens securing Capitalized Leases, provided that (A) each lien securing such Capitalized Leases shall attach only to the property being leased, (B) a description of the assets being leased is furnished to Lender, and (C) the debt incurred in connection with such Capitalized Leases shall not exceed, in the aggregate, $1,500,000.00 in any calendar year.

Person. Any individual or Entity.

Plan. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group or (ii) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

Proposed Credit Line Advance Notice. See Section 2.2.

Purchase Money Liens. Liens on any item of Equipment acquired after the date of this Agreement provided that (a) each such lien shall attach only to the property to be acquired, (b) a description of the Equipment so acquired is furnished to Lender, and (c) the debt incurred in connection with such acquisitions shall not exceed, in the aggregate, $300,000.00 in any calendar year.

Real Property Security Instrument. Each of those certain Amended and Restated Mortgages, Assignments of Leases and Rents, Security Agreements, Financing Statements and Fixture Filings dated the date hereof in the original principal amount of $12,661,111.12, made by Borrower for the benefit of Lender, copies of which are attached hereto as Exhibit B-1 and Exhibit B-2, together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof.

Reference Period. As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

Request for Advance. See Section 2.2.

Revolving Facility. The loan facility established pursuant to that certain Financing Agreement dated as of July 16, 2003 by and between The CIT Group/Business Credit, Inc., and Borrower, and any modification, extension, refinancing or replacement of said loan facility.

Security Documents. Each Real Property Security Instrument.

Subsidiary. Any Entity of which 50% or more of the ordinary Voting Power for the election of a majority of the members of the board of directors or other governing body of such Entity is held or controlled by the Borrower or a Subsidiary of the Borrower; or any other such Entity the management of which is directly or indirectly controlled by the Borrower or a Subsidiary of the Borrower through the exercise of Voting Power or otherwise; or any joint venture, whether incorporated or not, in which the Borrower has a 50% ownership interest.

Support Obligations. All recourse Indebtedness with respect to leases and third party financing arrangements pertaining to the Borrower’s products and related matters.

Taxes. All federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Borrower with respect to its business, operations, Collateral or otherwise.

Term Note. That certain Promissory Note of the Borrower to the Lender dated July 13, 2004 in the original principal amount of $11,000,000.00, as amended by that certain First

Amendment to Note dated the date hereof between Borrower and Lender, copies of which note and amendment are attached hereto as Exhibit A-1, together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof.

UCC. The Uniform Commercial Code as in effect from time to time in the state of New York.

Voting Power. means, with respect to any Voting Stock of any Entity at any time, the number of votes entitled to vote generally in the election of directors of such Entity that are attributable to such Voting Stock at such time divided by the number of votes entitled to vote generally in the election of directors of such Entity that are attributable to all shares of Capital Stock of such Entity (including such Voting Stock) at such time.

Voting Stock. Capital Stock issued by a corporation, or equivalent interests in any other Entity, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Entity, even if the right so to vote has been suspended by the happening of such a contingency.

1.2 Accounting Terms. All terms of an accounting character shall have the meanings assigned thereto by GAAP applied on a basis consistent with the financial statements referred to in Section 4.6 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.

SECTION II

DESCRIPTION OF CREDIT

2.1 The Term Loan. Lender made a term loan to Borrower in the original principal amount of $11,000,000.00 on July 13, 2004, which loan is evidenced by and is payable in accordance with the terms and provisions of the Term Note.

2.2 The Credit Line Loan.

(a) Credit Line Availability. Subject to and upon the terms and conditions set forth herein, Lender may, in its sole and absolute discretion, at any time and from time to time during the Credit Line Availability Period (or such earlier date as the Credit Line Availability shall have been terminated pursuant to the terms hereof), make an advance or advances (each a “Credit Line Advance” and, collectively, the “Credit Line Advances”) to Borrower, which Credit Line Advance: (a) shall be made in Lender’s sole and absolute discretion at any time and from time to time; (b), if made, shall bear interest and shall be payable in accordance with the terms and provisions of the Credit Line Note; (c), if made, shall be secured by the Collateral, provided, however, that the sum of (i) the Credit Line Principal Amount plus (ii) the amount requested in the Request for Advance (and any outstanding but unfunded Requests for Advance) shall not exceed the Credit Line Maximum Availability.

(b) Minimum Borrowing Amount. The principal amount of each Credit Line Advance shall not be less than $600,000.00.

(c) Requests for Advance.

(A) Whenever Borrower desires to incur a Credit Line Advance hereunder, it shall first provide Lender with sufficient notice (a “Proposed Credit Line Advance Notice”) and time to conduct and/or require, at Borrower’s expense, due diligence of any kind as Lender reasonably requires on any Credit Line Asset which Borrower contemplates including in a Request for Advance as a Credit Line Asset to be financed by a Credit Line Advance and in which a lien will be granted to Lender as collateral for the Loans. Upon completion (or earlier if agreed to by Lender in its sole discretion) of any and all due diligence and Lender’s agreement to finance a Credit Line Asset subject to the due diligence review, Borrower shall then deliver to the Lender (i) a Request for Advance substantially in the form of Exhibit H (the “Request for Advance”) and (ii) any other information requested by Lender not later than 10:00 a.m. (New York City time) on the third (3rd) Business Day prior to the proposed date of such Credit Line Advance (the “Credit Line Advance Request Deadline”). Each Request for Advance: (A) shall be appropriately completed to specify the aggregate principal amount of the Credit Line Advance to be made and the proposed date of such Credit Line Advance (which shall be a Business Day); and (B) the calculation for determining the amount requested in such Request for Advance, including the Credit Line Asset Purchase Price for each Credit Line Asset, as applicable and the applicable Credit Line Advance Rate and verification that amount of the requested Credit Line Advance plus the Credit Line Principal Amount does not violate this Section 2.2. The Borrower may withdraw any Proposed Credit Line Advance Notice or Request for Advance at any time prior to the Credit Line Advance being made.

(B) In no event shall Lender make any Credit Line Advance unless (i) Lender shall have received prior to the applicable Credit Line Advance Request Deadline evidence reasonably satisfactory to Lender in all respects that it shall have a first priority lien on the Credit Line Asset to be financed by a Credit Line Advance upon the funding of the Credit Line Advance (subject only on the date of funding to any existing liens on such Credit Line Asset that will be paid off in full with the proceeds of such Credit Line Advance), (ii) Lender shall have completed its due diligence and be reasonably satisfied with the results thereof, (iii) all conditions set forth in Section III have been and continue to be satisfied in all material respects, and (iv) all representations and warranties set forth in Section IV are true, accurate and complete in all material respects.

(C) Notwithstanding anything contained herein to the contrary, but subject to the provisions of this Section II, the amount requested in each Request for Advance shall not exceed, unless waived by the Lender in its sole discretion, the product of the (i) the applicable Credit Line Advance Rate multiplied by (ii) the Credit Line Asset Purchase Price for the Asset included in such applicable Request for Advance.

(d) Disbursement of Funds. On the date specified in the Request for Advance with respect to any requested Credit Line Advance, the Lender may make available to the Borrower the requested amount of such Credit Line Advance in Dollars by wire transfer of funds to the Borrower’s Credit Line Advance Account unless, the Lender, in its sole discretion, determines that such funds are to be wire transferred to Persons selling such Credit Line Asset and/or holding a lien on such

Credit Line Asset which is being financed with the proceeds of such Credit Line Advance in which case the funds shall be transferred as provided in any payoff or other instructional letters or documents received from such Persons; such letters being in form and substance satisfactory to Lender.

SECTION III

CONDITIONS OF LOANS

3.1 Conditions Precedent to Loans. The obligation of the Lender to make the Loans is subject to the condition precedent that the Lender shall have received, in form and substance satisfactory to the Lender and its counsel, the following:

(a) this Agreement, the Notes, the Security Documents and the other Loan Documents, duly executed by the Borrower;

(b) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Borrower with respect to resolutions of the Board of Directors (or equivalent governing body) authorizing the execution and delivery of this Agreement, the Notes, the Security Documents and the other Loan Documents and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers;

(c) the certificate of incorporation, articles of organization, or other substantially similar formative documents of the Borrower and all amendments and supplements thereto, filed in the office of the Secretary of State of New York, each certified by said Secretary of State as being a true and correct copy thereof (receipt of which is acknowledged by Lender);

(d) the bylaws, operating agreement, or other substantially similar governance document of the Borrower and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary (or equivalent officer) as being a true and correct copy thereof (receipt of which is acknowledged by Lender);

(e) a certificate of the Secretary of State of New York, as to the Borrower’s legal existence and good standing in such state and listing all documents on file in the office of said Secretary of State and a certificate of the Secretary of State of each of Massachusetts and Minnesota with respect to the qualification and good standing of Borrower as a foreign corporation in such state (receipt of which is acknowledged by Lender);

(f) documentary evidence acceptable to Lender as to the tax good standing of Borrower as a corporation in New York and as a foreign corporation in each of Massachusetts and Minnesota (receipt of which is acknowledged by Lender);

(g) opinions of counsel addressed to Lender from counsel to the Borrower, substantially in the form of Exhibit F hereto;

(h) appraisals of the Collateral (receipt of which is acknowledged by Lender);

(i) documentary evidence of compliance by the Collateral with all zoning, environmental and other applicable laws, such evidence shall include, without limitation, a recent environmental audit of the property encumbered by the Real Property Security Instruments (receipt of which is acknowledged by Lender);

(j) documentary evidence of the insurance coverage required pursuant to the Loan Documents;

(k) lien searches deemed appropriate by Lender’s counsel;

(l) proforma title policies insuring the liens of the Real Property Security Instruments together with escrow instructions binding the title insurer to issue a title insurance policy in such form (Lender to be responsible for all title insurance premiums);

(m) surveys of the property encumbered by the Real Property Security Instruments (receipt of which is acknowledged by Lender);

(n) such other documents, and completion of such other matters, as counsel for the Lender may reasonably deem necessary or appropriate;

(o) payment of all expenses incurred by Lender in connection with the closing of the Loans (the $30,000.00 deposit heretofore made by Borrower to Lender shall be applied towards such expenses).

SECTION IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants to the Lender that:

4.1 Organization and Qualification. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (c) is duly qualified and in good standing and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified does not have a material adverse effect on the properties or business of the Borrower and its Subsidiaries taken as a whole.

4.2 Authority. The execution, delivery and performance of this Agreement, the Note, the Security Documents, and the other Loan Documents and the transactions contemplated hereby are within the power and authority of the Borrower and have been authorized by all necessary corporate proceedings, and do not and will not (a) require any consent or approval of the stockholders, members, or other holders of Capital Stock of the Borrower, (b) contravene any provision of the charter documents or by-laws of the Borrower or any law, rule or regulation applicable to the Borrower, (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Borrower, or (d) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Borrower except for the Encumbrances in favor of Lender created by the Security Documents.

4.3 Valid Obligations. This Agreement, the Note, the Security Documents, and the other Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4.4 Consents or Approvals. The execution, delivery and performance of this Agreement, the Note, the Security Documents, and the other Loan Documents and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party (except for the filing of UCC-1 financing statements and the recording of the Security Documents).

4.5 Title to Properties; Absence of Encumbrances. Each of the Borrower and its Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the financial statements referred to in Section 4.6 (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all defects of title that might materially adversely affect such properties, assets or rights, taken as a whole. The Collateral is free from all Encumbrances other than Permitted Exceptions.

4.6 Financial Statements. The Borrower has furnished the Lender its consolidated balance sheet as of December 31, 2003 and its consolidated statements of operations, changes in stockholders’ equity and cash flow for the fiscal year then ended, and related footnotes, audited and certified by KPMG LLP. The Borrower has also furnished the Lender its consolidated balance sheet as of March 27, 2004 and its consolidated statement of operations for the fiscal period then ended, certified by the principal financial officer of the Borrower but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount. All such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly in all material respects the financial position of the Borrower and its Subsidiaries as of such dates and the results of the operations of the Borrower and its Subsidiaries for such periods. Except as otherwise disclosed to Lender in writing, there are no liabilities, contingent or otherwise, not disclosed in such financial statements or the notes thereto that involve a material amount.

4.7 Changes. Since the date of the most recent financial statements referred to in Section 4.6, there have been no changes in the assets, liabilities, financial condition, business or prospects of the Borrower or any of its Subsidiaries other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse.

4.8 Defaults. As of the date of this Agreement, no Default or Event of Default exists.

4.9 Taxes. The Borrower and each Subsidiary have filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from the Borrower and each Subsidiary have been fully paid. The Borrower and each Subsidiary have established on their books reserves adequate for the payment of all federal, state and other tax liabilities.

4.10 Litigation. Except as set forth on Exhibit C hereto, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Borrower’s or any Subsidiary’s officers, threatened, against the Borrower or any Subsidiary that, if adversely determined, could result in a material judgment not fully covered by insurance, could result in a forfeiture of all or any substantial part of the property of the Borrower or its Subsidiaries, or could otherwise have a material adverse effect on the assets, business or prospects of the Borrower or any Subsidiary.

4.11 Use of Proceeds. No portion of any Loan is to be used for the “purpose of purchasing or carrying” any “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended. The proceeds of the Loans shall be used solely for the legal purposes set forth in Borrower’s application to Lender for the Loans.

4.12 Subsidiaries. As of the date of this Agreement, all the Subsidiaries of the Borrower are listed on Exhibit D hereto. The Borrower or a Subsidiary of the Borrower is the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding Capital Stock of each Subsidiary. All shares of such Capital Stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

4.13 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

4.14 Compliance with ERISA. The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and no “prohibited transaction” or “reportable event” (as such terms are defined in ERISA) has occurred with respect to any Plan.

4.15 Burdensome Obligations. Neither the Borrower nor any of its Subsidiaries is a party to or bound by any franchise, agreement, deed, lease or other instrument, or subject to any charter, by-law or other restriction which is so unusual or burdensome that it may materially and adversely affect or impair the business or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole. The Borrower does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to affect or impair in a materially adverse manner the business or condition, financial or otherwise of the Borrower and its Subsidiaries taken as a whole. Neither the Borrower nor any of its Subsidiaries has any obligation of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which may have a material adverse effect on the business or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

4.16 Labor Matters. Neither the Borrower nor any of its Subsidiaries has experienced any strike, labor dispute, slowdown or work stoppage due to labor disagreements which would have a materially adverse effect on the Borrower’s and its Subsidiary’s business or condition taken as a whole, financial or otherwise, and, to the best knowledge of the Borrower, there is no such strike, dispute, slowdown or work stoppage threatened against the Borrower or any of its Subsidiaries.

4.17 Intellectual Property. Borrower has sufficient rights to, and does not infringe upon the rights of any other Person with respect to, sufficient patents, copyrights, trademarks, and licenses for such intellectual property as is necessary to carry on its business operations and own, lease and use its assets.

4.18 Solvency. Borrower is and shall at closing be solvent and able to pay its debts as they become due and possesses and shall possess sufficient capital to operate its business and own its assets. Borrower shall not be rendered insolvent by the execution, delivery and performance of its obligations under this Agreement and the other Loan Documents nor by the completion of the transactions contemplated thereby.

4.19 Security Interest. Upon the proper filing of the Real Property Security Instruments with the appropriate county recorder’s offices and the proper filing of financing statements in the appropriate secretary of states’ offices (which proper filing shall include, without limitation, the payment of all required filing fees and recording taxes), the security interest created in favor of the Lender under the Security Documents shall constitute a first priority perfected security interest in the Collateral referred to therein subject to no other security interest of any other Person except for Permitted Exceptions.

4.20 Perfection Certificate. All information set forth on the certificate entitled “Perfection Certificate” (the “Perfection Certificate”), if such certificate has been requested by the Lender, pertaining to the Borrower is accurate and complete, and there has been no change in any of such information since the date on which the Perfection Certificate was signed by the Borrower.

4.21 Patriot Act Representations. Neither the Borrower nor any Affiliates of the Borrower (a) is listed on any Government Lists, (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (d) is not currently under investigation by any governmental authority for alleged criminal activity.

SECTION V

AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation remains outstanding, the Borrower covenants as follows:

5.1 Financial Statements and other Reporting Requirements. The Borrower shall furnish to the Lender:

(a) as soon as practicable, but in any event not later than one hundred five (105) days after the end of each fiscal year of the Borrower (provided, however, that if such document is required to be delivered to the Securities and Exchange Commission prior to such date such document shall be provided to Lender promptly after delivery thereof to the Securities and Exchange Commission), the consolidated balance sheet of the Borrowers and their Subsidiaries, and the consolidating balance sheet of the Borrowers and their Subsidiaries each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and, upon the Lender’s request, the consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year, and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with GAAP, and certified (with respect to the consolidated financial statements only) without qualification and without an expression of uncertainty as to the ability of each of the Borrowers or any of their Subsidiaries to continue as going concerns, by independent certified public accountants satisfactory to the Lender (it being understood that to the extent the Borrowers’ Form 10-K filed with the Securities and Exchange Commission within such 105 day period contains all of the foregoing information, the Borrowers’ providing a copy of such Form 10-K and any document incorporated therein by reference to the Lender shall be sufficient);

(b) as soon as practicable, but in any event not later than sixty (60) days after the end of each of the fiscal quarters of the Borrower (provided, however, that if such document is required to be delivered to the Securities and Exchange Commission prior to such date, such document shall be provided to Lender promptly after delivery thereof to the Securities and Exchange Commission), copies of the unaudited consolidated balance sheet of the Borrowers and their Subsidiaries and, upon Lender’s request, the unaudited consolidating balance sheet of the Borrowers and their Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and, upon the Lender’s request, consolidating statement of income and cash flow for the portion of the Borrowers’ fiscal year then elapsed, and including a comparison to the projections of the annual operating budget of the Borrowers and their Subsidiaries all in reasonable detail and prepared in accordance with GAAP (it being understood that to the extent the Borrowers’ Form 10-Q filed with the Securities and Exchange Commission within such 60 day period contains all of the foregoing information, the Borrowers’ providing a copy of such form 10-Q to the Lender shall be sufficient);

(c) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 5.1, a report in substantially the form of Exhibit E hereto signed on behalf of the Borrower by its chief financial officer;

(d) Intentionally deleted;

(e) promptly after the same are available, copies of all proxy statements, financial statements and reports as the Borrower shall send to its stockholders or as the Borrower may file with the Securities and Exchange Commission or any governmental authority at any time having jurisdiction over the Borrower or its Subsidiaries;

(f) if and when the Borrower gives or is required to give notice to the PBGC of any “Reportable Event” (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

(g) immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

(h) promptly upon becoming aware of any litigation or of any investigative proceedings by a Governmental Authority commenced or threatened against the Borrower or any of its Subsidiaries of which it has notice, the outcome of which would or might have a materially adverse effect on the assets, business or prospects of the Borrower or the Borrower and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto;

(i) from time to time, such other financial data and information about the Borrower or its Subsidiaries as the Lender may reasonably request.

5.2 Conduct of Business. Each of the Borrower and its Subsidiaries shall:

(a) duly observe and comply in all material respects with all applicable laws and valid requirements of any Governmental Authorities relative to its existence, rights and franchises, to the conduct of its business (including, without limitation, all applicable provisions of the federal Fair Labor Standards Act, as amended) and to its property and assets (including without limitation all environmental laws and ERISA), and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business, and preserve, protect, maintain and defend all material trademarks, trade names, copyrights, patents, licenses, and rights in any thereof, in each case free of any claims or infringements;

(b) maintain its existence; and

(c) remain engaged substantially in the business in which it is presently engaged.

5.3 Maintenance and Insurance. Each of the Borrower and its Subsidiaries shall maintain the Collateral and its other properties in good repair, working order and condition as required for the normal conduct of its business. Each of the Borrower and its Subsidiaries shall at all times maintain liability and casualty insurance as required in accordance with the terms of the Security Documents.

5.4 Taxes. The Borrower shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties on or prior to the time when they become due; provided that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles if no lien shall have been filed to secure such tax, assessment or charges.

5.5 Inspection by the Lender. The Borrower shall permit the Lender or its designees, at any reasonable time, and upon reasonable notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), to (i) visit and inspect the properties of the Borrower and its Subsidiaries, (ii) examine and make copies of and take abstracts from the books and records of the Borrower and its Subsidiaries, and (iii) discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their appropriate officers, employees and accountants. In handling such information the Lender shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to subsections 5.1(a), (b), or (c) except that disclosure of such information may be made (i) to the Subsidiaries or Affiliates of the Lender in connection with their present or prospective business relations with the Borrower, (ii) to prospective transferees or purchasers of an interest in the Loans, (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order and (iv) as may be required in connection with the examination, audit or similar investigation of the Lender.

5.6 Maintenance of Books and Records. Borrower shall keep adequate books and records of account, in which true and complete entries will be made reflecting in all material respects all of its business and financial transactions, and such entries will be made in accordance with GAAP consistently applied and applicable law. Borrower shall maintain duplicate copies of all such books and records (i) on-site at all times, and (ii) off-site updated on a monthly basis.

5.7 Further Assurances. At any time and from time to time the Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Lender to effect the purposes of this Agreement and the Notes.

5.8 Patriot Act Compliance. Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction of the Borrower and the Collateral, including those relating to money laundering and terrorism. The Lender shall have the right to audit the Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction of the Borrower and the Collateral, including those relating to money laundering and terrorism. In the event that the Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then the Lender may, at its option, cause the Borrower to comply therewith and any and all reasonable costs and expenses incurred by the Lender in connection therewith shall be secured by the Security Documents and the other Loan Documents and shall be immediately due and payable.

5.9 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as determined for any Reference Period, to be less than 1.1 to 1.0 to June 30, 2005, and 1.2 to 1.0 thereafter.

5.10 Leverage Ratio. The Borrower will not permit the Leverage Ratio as determined for any Reference Period, to be greater than 5.00 to 1.00.

SECTION VI

NEGATIVE COVENANTS

So long as any Loan or other Obligation remains outstanding, the Borrower covenants as follows:

6.1 Encumbrances. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor (“Encumbrances”), upon or with respect to any Collateral except for Permitted Exceptions.

6.2 Name; Type of Organization; Merger; Consolidation; Acquisitions; Sale or Lease of Assets. The Borrower shall not, without providing at least thirty (30) days prior written notice to the Lender, change its name or place of business. The Borrower shall not change its type of organization, jurisdiction of organization or other legal structure. Neither the Borrower nor any of its Subsidiaries shall sell, lease or otherwise dispose of any material portion of their consolidated assets or properties other than in the ordinary course of business, or liquidate, merge or consolidate into or with any other Person, or make any Acquisition, unless (i) Borrower shall have provided Lender with prior written notice and details concerning each such action, and (ii) no material adverse change in the financial condition of Borrower would result from such action; provided that any Subsidiary of the Borrower may merge or consolidate into or with (x) the Borrower if no Default has occurred and is continuing or would result from such merger and if the Borrower is the surviving company, or (y) any other wholly-owned Subsidiary of the Borrower; and, provided further, that the Borrower and its Subsidiaries may make Acquisitions so long as the aggregate consideration paid does not exceed $1,000,000.00 in any fiscal year. Borrower shall not sell, lease or otherwise dispose of any Collateral, except as expressly permitted by the Security Documents.

6.3 ERISA. Neither the Borrower nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any “prohibited transaction” (as defined in Section 4975 of the Code, (ii) incur any “accumulated funding deficiency” (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section 4068 of ERISA.

SECTION VII

DEFAULTS

7.1 Events of Default. There shall be an Event of Default hereunder if any of the following events occurs:

(a) the Borrower shall fail to pay on or prior to the fifth (5th) day following the date when due (i) any amount of principal of any Loans, or (ii) any amount of interest thereon or any fees or expenses payable hereunder, under the Notes, the Security Documents, or under any of the other Loan Documents; or

(b) The Borrower shall fail to perform any term, covenant or agreement contained in Section 5.1 or any Financial Covenant; or

(c) the Borrower shall fail to perform any covenant contained in Section 5.2, and such failure shall continue for ten 10 days; or

(d) the Borrower shall fail to perform any term, covenant or agreement (other than in respect of subsections 7.1(a) through (c) hereof) contained in this Agreement and such default shall continue for 30 days after notice thereof has been sent to the Borrower by the Lender; or

(e) any representation or warranty of the Borrower made in this Agreement, the Notes, the Security Documents or any other Loan Documents or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

(f) Intentionally deleted; or

(g) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligations in excess of $250,000.00 in the aggregate for borrowed monies or advances, or for the use of real or personal property, or fail to observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances, or relating to such use of real or personal property, the result of which failure is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity upon delivery of required notice, if any; or

(h) the Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any law relating to bankruptcy, (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any laws relating to bankruptcy, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any action for the purpose of effecting any of the foregoing; or

(i) a proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Subsidiaries in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days; or an order for relief shall be entered in an involuntary case under any law relating to bankruptcy, against the Borrower or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of the Borrower or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to the Borrower or such Subsidiary and shall continue unstayed and in effect for any period of thirty (30) days; or

(j) there shall remain in force, undischarged and unsatisfied for more than sixty (60) days, whether or not consecutive, without a stay of execution, any judgment against any Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against any Borrower or any of their Subsidiaries exceeds in the aggregate $250,000.00; or

(k) the Borrower or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $250,000.00 that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower and such proceedings shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(l) if any Loan Document is invalidated or declared null and void or otherwise ceases to be in full force and effect; or

(m) if the proceeds of any Loan are used other than in accordance with the representations and covenants set forth in Section 4.11; or

(n) if at any time the Lender’s security interest in the Collateral is impaired or invalidated or does not constitute a first priority perfected security interest, except for Permitted Exceptions; or

(o) if any license, permit or qualification material to the business of the Borrower and its Subsidiaries, on a consolidated basis, is terminated, cancelled or invalidated; or

(p) if the validity or enforceability of any Loan Document is contested by Borrower or if the Borrower denies liability thereunder; or

(q) if the Borrower shall default in the observance or performance of any other obligation owed to the Lender, other than the Obligations, and such default shall continue beyond the expiration of any applicable grace period therefore; or

(r) any Change of Control shall have occurred; or

(s) any “Event of Default”, as such term is defined in each Real Property Security Instrument, shall occur; [or]

(t) any “Event of Default”, as such term is defined under the documents governing the Revolving Facility, shall occur.

7.2 Remedies. Upon the occurrence of an Event of Default described in subsections 7.1(h) or (i), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the Lender’s option and upon the Lender’s declaration:

(a) the unpaid principal amount of the Loans together with accrued interest and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

(b) the Lender may exercise any and all rights it has under this Agreement, the Notes, the Security Documents or any other documents or agreements executed in connection herewith, or at law or in equity, and proceed to protect and enforce the Lender’s rights by any action at law, in equity or other appropriate proceeding.

SECTION VIII

MISCELLANEOUS

8.1 Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	Cybex International, Inc. 10 Trotter Drive Medway, Massachusetts 11779 Attention: Chief Financial Officer Facsimile No.: 507-455-8552

With a copy to:	Archer & Greiner
One Centennial Square
Haddonfield, New Jersey
Attention: James H. Carll, Esq.
Facsimile No.: 856-519-0574

If to Lender:	GMAC Commercial Finance LLC
210 Interstate North Parkway, Suite 315
Atlanta, Georgia 30339
Attention: Divisional Counsel
Facsimile No.: 678-553-2707

With a copy to:	Thacher Proffitt & Wood LLP
50 Main Street, Suite 525
White Plains, New York 10606
Attention: Gregory P. Murphy, Esq.
Facsimile No.: 914-421-4150

or addressed as such party may from time to time designate by written notice to the other parties.

Any party by notice to the others may designate additional or different addresses for subsequent notices or communications.

8.2 Expenses. The Borrower will pay on demand all expenses of the Lender in connection with the preparation, waiver or amendment of this Agreement, the Notes, the Security Documents, or other documents executed in connection therewith, or the administration, default or collection of the Loans or other Obligations or administration, default, collection in connection with the Lender’s exercise, preservation or enforcement of any of its rights, remedies or options thereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with any travel or other costs relating to any appraisals or examinations conducted in connection with the Obligations or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal under the Notes (including any default rate).

8.3 Set-Off. Regardless of the adequacy of any collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of the Lender or any of its branch offices to the Borrower may, at any time and from time to time after the occurrence of an Event of Default hereunder, without notice to the Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by the Lender against any and all obligations of the Borrower to the Lender or any of its Affiliates in such manner as the head office of the Lender or any of its branch offices in their sole discretion may determine, and the Borrower hereby grants the Lender a continuing security interest in such deposits, balances or other sums for the payment and performance of all such obligations.

8.4 Term of Agreement. This Agreement shall continue in full force and effect so long any Loan or any Obligation shall be outstanding.

8.5 No Waivers. No failure or delay by the Lender in exercising any right, power or privilege hereunder or under the Notes, the Security Documents and the other Loan Documents or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein, in the Notes, the Security Documents and the other Loan Documents provided are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

8.6 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND, EXCEPT TO THE EXTENT PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PROVISIONS CONTAINED THEREIN) AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS. TO INDUCE LENDER TO ENTER INTO THIS AGREEMENT, BORROWER IRREVOCABLY AGREES THAT, AT LENDER’S SOLE AND ABSOLUTE ELECTION, ALL LEGAL AND OTHER PROCEEDINGS OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN COURTS HAVING SITUS IN THE CITY OF NEW YORK, IN THE STATE OF NEW YORK. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LEGAL OR OTHER PROCEEDING BROUGHT AGAINST SUCH PERSON BY LENDER IN ACCORDANCE WITH THIS SECTION.

8.7 Indemnity. The Borrower will (i) indemnify and hold harmless the Lender and each of its officers, directors, employees, Affiliates, agents and controlling persons (each an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Party may become subject arising out of or in connection with any claim, litigation, investigation or proceeding relating to the Loans (including the use of the proceeds thereof), the Loan Documents, or any related transaction, whether or not any Indemnified Party is a party thereto, and (ii) reimburse each Indemnified Party upon demand for all legal and other expenses incurred in connection with investigating or defending any of the foregoing, except, in each case, losses, claims, damages, liabilities or related expenses to the extent arising from the willful misconduct or gross negligence or the applicable Indemnified Party.

8.8 Amendments. Neither this Agreement, the Notes, the Security Documents, any other Loan Documents, nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Lender and, in the case of amendments, by the Borrower.

8.9 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided that the Borrower may not assign or transfer its rights or obligations hereunder. The Lender may sell, transfer or grant participations in this Agreement, the Note, the Security Documents and the other Loan Documents without the prior written consent of the Borrower.

8.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

8.11 Partial Invalidity. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

8.12 Captions. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

8.13 WAIVER OF JURY TRIAL. THE LENDER AND THE BORROWER AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE LENDER AND THE BORROWER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE LENDER NOR THE BORROWER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.14 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with this Agreement, the Note, the Security Documents, any other Loan Documents or the Obligations.

8.15 Entire Agreement. This Agreement, the Note, the Security Documents, and the other Loan Documents constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

8.16 Liability. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CYBEX INTERNATIONAL, INC.

By:	/s/ Arthur W. Hicks, Jr.
Name:	Arthur W. Hicks, Jr.
Title:	Vice President, Chief Financial Officer

GMAC COMMERCIAL FINANCE LLC

By:	/s/ Michael Hampton
Name:	Michael Hampton
Title:	Vice President